Exhibit 5

CONFIDENTIAL

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2019, by and among Morespark Limited, a private company limited by shares incorporated under the laws of Hong Kong (“Tencent”), Hammer Capital Opportunities Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands, acting through its general partner Hammer Capital Opportunities General Partner, an exempted company with limited liability organized under the laws of the Cayman Islands (“Hammer” and, together with Tencent, the “Buyer Consortium”), and certain shareholders of Bitauto Holdings Limited, an exempted company organized and existing under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Buyer Consortium will submit a non-binding proposal letter in substantially the form attached as Schedule B hereto (as may be amended by the Buyer Consortium, the “Proposal”), to the board of directors of the Company (the “Board”), which sets forth a preliminary non-binding proposal for members of the Buyer Consortium and/or their Affiliates (as defined below) to acquire all of the outstanding Ordinary Shares (as defined below) and ADSs (as defined below) not already owned by members of the Buyer Consortium or their Affiliates in a going private transaction.

WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as defined below) of the Existing Shares (as defined below) set forth opposite such Shareholder’s name on Schedule A hereto;

WHEREAS, as a condition and inducement to the willingness of the Buyer Consortium to submit the Proposal and pursue the Acquisition (as defined below), the Buyer Consortium has required that each Shareholder agree, and each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, as a condition and inducement to the willingness of the Shareholders solely in their capacity as Beneficial Owners of Covered Shares (as defined below) to enter into this Agreement and take such action contemplated hereunder in support of the Acquisition upon the terms and subject to the conditions set forth herein, each member of the Buyer Consortium has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by its covenants and obligations set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a) “Acquisition” means a going private transaction pursuant to which members of the Buyer Consortium and/or their Affiliates will acquire all of the outstanding Ordinary Shares (as defined below) and ADSs (as defined below) not already owned by members of the Buyer Consortium or their Affiliates at a price per Ordinary Share and a price per ADS no less than the price per Ordinary Share and price per ADS, respectively, set forth in the Proposal, subject to any exceptions or modifications as otherwise agreed in writing by the Shareholders.

(b) “Acquisition Proposal” means any proposal or offer relating to any of the following (other than the Acquisition): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or to which 10% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 10% or more of the consolidated assets of the Company and its Subsidiaries or to which 10% or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company, or (v) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for the Acquisition and approval of the Acquisition by the Company’s shareholders.

(c) “Action” means any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.

(d) “Additional Shares” means Ordinary Shares, ADSs or other voting share capital of the Company with respect to which the Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Ordinary Shares, ADSs or other voting share capital of the Company issued upon the exercise of any Company Options, Company Restricted Share Units or Company Convertible Notes or the conversion, exercise or exchange of any other securities into or for any Ordinary Shares or ADSs or otherwise).

(e) “ADS” means American depositary share, each representing one Ordinary Shares.

(f) “Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person. For the avoidance of doubt, an “Affiliate” of the Buyer Consortium shall include a person jointly Controlled, whether directly or indirectly through one or more intermediaries, by the Buyer Consortium as a whole.

(g) “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(h) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, the People’s Republic of China or Hong Kong.

(i) “Company Options” means each outstanding share option issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award.

(j) “Company Restricted Share Units” means each outstanding restricted share unit issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to acquire Ordinary Shares upon the vesting of such award.

(k) “Company Convertible Notes” means the convertible notes issued by the Company pursuant to the convertible note purchase agreement by and among the Company, PA Grand Opportunity Limited and other investors named therein dated June 6, 2016, as amended on June 13, 2016.

(l) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(m) “Covered Shares” means all of the Existing Shares and any Additional Shares.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Existing Shares” means with respect to a Shareholder, the Ordinary Shares and ADSs Beneficially Owned by such Shareholder as of the date hereof, as set forth opposite such Shareholder’s name on Schedule A hereto.

(p) “Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(q) “Holdco” means, a new company to be incorporated by the Buyer Consortium in connection with the Acquisition under the laws of the Cayman Islands.

(r) “Holdco Shares” means the newly issued equity securities of Holdco.

(s) “Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement by and among the Company, JD.com Global Investment Limited, Dongting Lake Investment Limited, Morespark Limited and Baidu Holdings Limited dated June 17, 2016.

(t) “Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

(u) “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(v) “Merger Agreement” means a definitive agreement and plan of merger relating to the Acquisition as may be entered into by and among members of the Buyer Consortium and/or one or more of their Affiliates, on the one hand, and the Company, on the other hand, in the form to be agreed by such parties.

(w) “Ordinary Shares” means, ordinary shares, par value US$ 0.00004 per share. of the Company.

(x) “Permitted Transfer” means a Transfer of Covered Shares by the Shareholder to (i) an Affiliate of the Shareholder which is Controlled by such Shareholder, (ii) a member of the Shareholder’s immediate family or a trust for the benefit of the Shareholder’s or any member of the Shareholder’s immediate family or (iii) any heir, legatees, beneficiaries and/or devisees of the Shareholder; provided that, in each case), such transferee agrees to execute, prior to or concurrently with such Transfer, a Joinder Agreement in the form attached hereto as Exhibit A.

(y) “person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

(z) “Recommendation Change” means, following the execution and delivery of the Merger Agreement, a decision or action taken by the board of directors the Company or any committee thereof (collectively, the “Company Board”): (i) to withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in any manner adverse to the Buyer Consortium members and/or affiliates who are signatories to the Merger Agreement (collectively, “Parent”), the approval, recommendation or declaration of advisability by the Company Board with respect to the Merger Agreement (the “Company Recommendation”) or to fail to include the Company Recommendation in any proxy or information statement sent to shareholders in connection with the Merger Agreement; (ii) to adopt, approve, endorse, recommend or declare advisable, or propose or resolve to adopt, approve, endorse, recommend or declare advisable (publicly or otherwise), any Acquisition Proposal; (iii) following the announcement by a third party of a bona fide Acquisition Proposal by such third party, to fail to reaffirm publicly the Company Recommendation by the later to occur of 10 Business Days prior to the date of the meeting of shareholders to be convened to act upon the Merger Agreement (as such date may have been adjourned or postponed) and 10 Business Days following a request therefor by Parent (or such shorter period as may exist between the date of Acquisition Proposal and the date of such meeting); (iv) to take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of the Company, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board; (v) within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, to fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company Recommendation or (vi) to agree to take any of the foregoing actions.

(aa) “Representatives” means, with respect to any party, such party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

(bb) “Rollover Cap” means, with respect to a Shareholder, the number set forth in the column entitled “Maximum Rollover Shares” opposite such Shareholder’s name on Schedule A hereto.

(cc) “Rollover Shares” means, with respect to a Shareholder, such portion of the Ordinary Shares (including Ordinary Shares represented by ADSs) Beneficially Owned by such Shareholder as of immediately prior to the Closing that are to be cancelled pursuant to the terms and conditions of this Agreement and the Merger Agreement, the number of which shall be determined pursuant to Section 3.1 hereof but shall in no event exceed such Shareholder’s Rollover Cap.

(dd) “SEC” means the United States Securities and Exchange Commission.

(ee) “Share Incentive Plans” means, collectively, the Company’s 2006 Stock Incentive Plan, the Company’s 2010 Stock Incentive Plan, the Company’s 2012 Share Incentive Plan and the Company’s 2016 Share Incentive Plan, and “Share Incentive Plan” means any one of the foregoing plans.

(ff) “Subsidiary” means of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person otherwise Controls, whether through contractual arrangements or otherwise.

(gg) “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than members of the Buyer Consortium or any of their Affiliates or Representatives.

(hh) “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING AND EXCLUSIVITY

Section 2.1 Agreement to Vote; Exclusivity.

(a) Each Shareholder hereby irrevocably and unconditionally agrees that at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its Covered Shares (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Acquisition and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Acquisition and any other transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Acquisition or in competition or inconsistent with the Acquisition, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Acquisition or any other transactions contemplated by the Merger Agreement or the performance by such Shareholder of its obligations under this Agreement.

(b) Each Shareholder further irrevocably and unconditionally agrees that it shall not, shall cause its Affiliates not to and shall cause the Representatives of it and its Affiliates (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, (i) make an Acquisition Proposal or join with, or invite, any other person to be involved in the making of an Acquisition Proposal, (ii) provide any information to any Third Party with a view to such Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt financing, or contribution of any Covered Shares or provision of a voting agreement, in support of any Acquisition Proposal, or (iv) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any person (other than members of the Buyer Consortium and their Affiliates) regarding, an Acquisition Proposal or any of the matters described in Section 2.1(a) or this Section 2.1(b).

(c) Each Shareholder shall, and shall cause its Affiliates and the Representatives of it and its Affiliates (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) to, immediately cease and cause to be terminated any discussions or negotiations with any person that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof, each Shareholder shall promptly advise the Buyer Consortium of any approach by any person other than the Buyer Consortium to such Shareholder in connection with an Acquisition Proposal.

(d) Each Shareholder shall retain at all times the right to vote or consent with respect to such Shareholder’s Covered Shares in such Shareholder’s sole discretion and without any other limitation on those matters, other than those limitations contained in Section 2.1(a).

(e) The obligations of each Shareholder set forth in this Section 2.1 are irrevocable until the termination of this Agreement in accordance with its terms.

Section 2.2 Waiver of Dissenter Rights. Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Acquisition and any other transactions contemplated by the Merger Agreement that such Shareholder or any other person may have by virtue of, or with respect to, any of the Covered Shares.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder shall use commercially reasonable efforts to agree with the members of the Buyer Consortium in writing of the number of its Rollover Shares, which shall not exceed such Shareholder’s Rollover Cap, as soon as practicable and in any event at least ten (10) Business Days prior to the execution and delivery of the Merger Agreement; provided that, if no such agreement is reached by the tenth (10th) Business Day prior to the execution and delivery of the Merger Agreement, the number of such Shareholder’s Rollover Shares shall equal its Rollover Cap; (b) each Shareholder agrees that its Rollover Shares shall be cancelled at the closing of the Acquisition (the “Closing”) for no consideration from the Company; and (c) other than its Rollover Shares, all the remaining Covered Shares Beneficially Owned by such Shareholder, if any, shall (i) if such Covered Shares are Ordinary Shares issued and outstanding as of immediately prior to the Closing, be cancelled and cease to exist in exchange for the cash consideration provided under the Merger Agreement, or (ii) if such Covered Shares are represented by other securities, be treated as set forth in the Merger Agreement. Each Shareholder shall take all actions necessary to cause its Covered Shares to be treated as set forth herein.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by a Shareholder in accordance with Section 3.1, the Buyer Consortium shall cause Holdco to issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for immediately prior to the Closing, such number of Holdco Shares which, unless otherwise agreed in writing among each member of the Buyer Consortium and such Shareholder at least ten (10) Business Days prior to the execution and delivery of the Merger Agreement, shall be calculated proportionally based on (a) the deemed value of such Shareholder’s Rollover Shares based on the per share cash consideration offered under the Merger Agreement to shareholders of the Company that are not Affiliated with any member of the Buyer Consortium, which value shall be deemed to be contributed by such Shareholder to Holdco upon the cancellation of such Rollover Shares, and (b) the value contributed or deemed contributed by other shareholders of Holdco to Holdco (whether in the form of cash, Rollover Shares or other consideration), at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (i) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by each member of the Buyer Consortium and any of its Affiliates in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 3.1 above, and (ii) such Shareholder shall have no right to any consideration as provided in the Merger Agreement in respect of the Rollover Shares held by such Shareholder.

Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription by and issuance to a Shareholder of Holdco Shares contemplated hereby shall take place immediately prior to the Closing or at such other time as agreement among such Shareholder and each member of the Buyer Consortium.

Section 3.4 Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, each Shareholder and any Representative of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Holdco all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Holdco or any agent authorized by Holdco until the Closing. To the extent that any Rollover Shares of a Shareholder are held in street name or otherwise represented by ADSs, such Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Holdco to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to each member of the Buyer Consortium, severally and not jointly, and solely as to itself and its Covered Shares, as of the date of this Agreement and as of Closing:

(a) Capacity; Authorization; Validity of Agreement; Necessary Action. Such Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement that are not set forth in this Agreement). This Agreement has been duly authorized (if applicable), executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each member of the Buyer Consortium, constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) Ownership. Except as otherwise indicated on Schedule A hereto, such Shareholder is the sole Beneficial Owner of and has good and valid title to the Existing Shares set forth opposite its name in Schedule A hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, or arising under the Investor Rights Agreement or the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, subject to the last sentence of this Section 4.1(b), such Shareholder’s Existing Shares listed in Schedule A hereto constitute all of the Ordinary Shares, ADSs, Company Options, Company Restricted Share Units and Company Convertible Notes (and any other options or other securities convertible, exercisable or exchangeable into or for any Ordinary Shares or ADSs) Beneficially Owned or owned of record by such Shareholder. Except as otherwise indicated on Schedule A hereto, such Shareholder is and will be the sole record holder and Beneficial Owner of the Covered Shares (unless such Covered Shares are Transferred via a Permitted Transfer) and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to the Covered Shares. Such Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of such Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Shareholder at all times through the consummation of the Acquisition. As of the date of this Agreement, such Shareholder owns the Company Options, Company Restricted Share Units and Company Convertible Notes set forth opposite such Shareholder’s name in Schedule A hereto.

(c) Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be adverse to the ability of such Shareholder to timely perform any of its obligations hereunder in any material respect, (i) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, no filing or notice by such Shareholder with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of such Shareholder’s obligations herein, (ii) the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder’s obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement that are not set forth in this Agreement), will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon such Shareholder’s assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Shareholder is party or by which any of such Shareholder’s assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to such Shareholder or such Shareholder’s assets or properties or (2) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

(d) No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (i) other than the Investor Rights Agreement, entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Shareholder set forth in this Article IV untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing in any material respect any of its obligations under this Agreement. Such Shareholder understands and acknowledges that each member of the Buyer Consortium and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Acquisition in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his or her capacity as such.

(f) No Action. There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could impair the ability of such Shareholder to timely perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Opportunity of Inquiry. Such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the members of the Buyer Consortium and their Affiliates concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 4.2 Representations and Warranties of Members of the Buyer Consortium. Each of Tencent and Hammer represents and warrants, severally and not jointly, to each other and to each Shareholder, as of the date of this Agreement and as of Closing: It has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement, including the Acquisition) have been duly and validly authorized by it, and no other actions or proceedings on its part are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement, including the Acquisition). This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of each Shareholder, constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, be expected to be adverse to its ability to timely perform any of its obligations hereunder in any material respect, the execution and delivery of this Agreement by it do not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement, including the Acquisition), will not (a) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon its assets or properties under, any provision of (i) any contract, agreement or other instrument to which it is party or by which any of its assets or properties is bound, or (ii) any judgment, order, injunction, decree or Law applicable to it or its assets or properties, or (b) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority or other third person.

ARTICLE V

OTHER COVENANTS

Section 5.1 Prohibition on Transfer.

(a) Subject to the terms of this Agreement, each Shareholder covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (i) is a Permitted Transfer, or (ii) has been previously approved in writing by each member of the Buyer Consortium. Any attempted Transfer of shares or any interest therein, in violation of this Section 5.1 shall be null and void.

(b) With respect to each Shareholder, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Shareholder’s successors or assigns. No Shareholder may request that the Company or the Company’s depositary bank register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Shareholder under this Agreement.

Section 5.2 Additional Shares. Each Shareholder covenants and agrees to notify each member of the Buyer Consortium in writing of the number of Additional Shares Beneficial Ownership in which is acquired by each Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 5.3 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Ordinary Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 5.4 No Inconsistent Agreements. Without the prior written consent of each member of the Buyer Consortium, no Shareholder shall (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1(a) hereof) or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Shareholder set forth in Article IV untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Shareholder of its obligations under, or compliance by such Shareholder with the provisions of, this Agreement.

Section 5.5 Public Disclosure. None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of each other party hereto, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction. Notwithstanding the above, each Shareholder hereby agrees to permit the Company to publish and disclose in the proxy statement relating to the authorization and approval of the Acquisition (including any amendment or supplement thereto and all documents filed with the SEC in accordance therewith) such Shareholder’s identity and Beneficial Ownership of its Covered Shares and the nature of such Shareholder’s commitments, arrangements and/or understandings contemplated by this Agreement.

Section 5.6 Notification.

(a) In the event that each of Tencent and Hammer decides to terminate or rescind the Proposal or discontinue its pursuit of the Acquisition (a “Withdrawal Decision”), the Buyer Consortium shall promptly act in good faith to jointly inform the Company of, or publicly disclose, such fact.

(b) Subject to the provisions of any confidentiality or non-disclosure agreement to be entered into between members of the Buyer Consortium or their Affiliates, on the one hand, and the Company, on the other hand, the Buyer Consortium shall act in good faith to keep the Shareholders reasonably informed of the status of negotiations with the Company relating to the Acquisition; provided that each of the Shareholders hereby agrees that it shall, and shall cause its respective Affiliates and its and their respective Representatives to, hold in strict confidence any information related to the Proposal, the Merger Agreement, the Acquisition or any other transactions contemplated under the Merger Agreement (including the status of negotiations with respect to any of the foregoing) provided to such Shareholder by or on behalf of members of the the Buyer Consortium, their Affiliates or any Representative of any of the foregoing except to the extent any such information (i) is previously known by such Shareholder on a non-confidential basis from a source (other than members of the Buyer Consortium, their Affiliates or any Representative of any of the foregoing) which, to the knowledge of such Shareholder, is not restricted from making such disclosure, (ii) is in the public domain through no breach of this Agreement by such Shareholder, any Affiliate of such Shareholder or any of their respective Representatives or (iii) is required under applicable law or legal process to be disclosed by such Shareholder, provided that, if disclosure is required by law, to the extent permissible, such Shareholder provides advance written notice of such proposed disclosure to each member of the Buyer Consortium and, at the request of any member of the Buyer Consortium, assists in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 5.7 Merger Agreement. Each member of the Buyer Consortium hereby confirms to the Shareholders its intention, in its capacity as a member of the Buyer Consortium, to explore and pursue the Acquisition and that it will, in its capacity as a member of the Buyer Consortium, use its commercially reasonable efforts (with respect to any action or step within its control) and negotiate in good faith with the Company to enter into a Merger Agreement as promptly as reasonably practicable, until a Withdrawal Decision or any other termination of this Agreement. For the avoidance of doubt, nothing contained in this Section 5.7 or any other provision of this Agreement shall constitute a commitment or binding obligation on the part of any member of the Buyer Consortium or any of its Affiliates to enter into a Merger Agreement, agree to any particular terms of a Merger Agreement or Acquisition, or consummate the Acquisition, and each of the parties to this Agreement hereby agrees and acknowledges that each member of the Buyer Consortium may terminate its participation in the consortium with respect to the Proposal or discontinue its pursuit of the Acquisition at any time in its sole and absolute discretion (such member, a “Terminating Member”), which shall not constitute a breach of this Section 5.7 or any other provision of this Agreement. Notwithstanding anything provided to the contrary herein, in the event there occurs a Terminating Member, (i) all references to the “Buyer Consortium” in this Agreement shall be deemed as a reference to “the Buyer Consortium excluding the Terminating Member”, and (ii) such event shall not be deemed to discharge or otherwise affect the obligations of any Shareholder owed to any other member of the Buyer Consortium under this Agreement, in each case unless each member of the Buyer Consortium has become a Terminating Member. In addition, each Shareholder agrees and acknowledges that the Buyer Consortium may decide at any time to include other persons in the consortium of investors owning or controlling the buyer entities that shall enter into the Merger Agreement and complete the Acquisition, and the inclusion of any such other person shall not be deemed to discharge or otherwise affect the obligations of any Shareholder owed to any member of the Buyer Consortium hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Interpretation. Unless the express context otherwise requires:

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

(c) With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 6.2 Termination. As between members of the Buyer Consortium, on the one hand, and a Shareholder, on the other hand, this Agreement and all obligations hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the consummation of the Acquisition, (ii) the date on which the Buyer Consortium informs the Company in a joint written notice, or publicly discloses, that it has made a Withdrawal Decision, (iii) the date on which (x) the Buyer Consortium publicly discloses an amendment to the Proposal or (y) or the Company, on the one hand, and members of the Buyer Consortium and/or their Affiliates, on the other hand, execute and deliver to each other a definitive merger agreement in relation to an acquisition or an amendment to the Merger Agreement, in each case, pursuant to which (A) the per Ordinary Share purchase price or per ADS purchase price to be paid by the Buyer Consortium and/or their Affiliates would be less than the price per Ordinary Share and price per ADS, respectively, set forth in the original Proposal, except to the extent such lower price shall have been agreed in writing by such Shareholder, and/or (B) the Buyer Consortium and/or their Affiliates will acquire less than all of the outstanding Ordinary Shares and ADSs not already Beneficially Owned by the Buyer Consortium, their Affiliates, any other person that shall have a right to hold an equity stake in Holdco or such other person’s Affiliates, except for any exceptions or modifications agreed in writing by such Shareholder, (iv) any material breach by members of the Buyer Consortium of any of their covenants and agreements set forth in Section 5.6 and Section 5.7 that is not cured by the Buyer Consortium within ten (10) Business Days following receipt of written notice of such breach from a Shareholder (provided that, if any member of the Buyer Consortium disputes such breach and/or their cure of such breach, this Agreement shall not terminate unless and until such breach and failure to cure have been determined in accordance with Section 6.3), (v) the date that is nine (9) months after the date of this Agreement if, as of such date, the Company, on the one hand, and the Buyer Consortium and/or one or more of their Affiliates, on the other hand, have not executed and delivered to each other the Merger Agreement, (vi) the written agreement of each member of the Buyer Consortium, on the one hand, and such Shareholder, on the other hand, (vii) the Proposal has not been submitted to the Board two (2) calendar days after the date hereof, and (viii) the termination of the Merger Agreement in accordance with its terms other than such termination (A) by the Buyer Consortium and/or their Affiliates as a result of any breach by any party (other than the Buyer

Consortium and its Affiliates) of any terms of the Merger Agreement, or (B) by the Company in connection with a Recommendation Change or any other similar event as may be provided in the Merger Agreement which shall permit the Company to terminate the Merger Agreement. Upon termination of this Agreement, the rights and obligations of members of the Buyer Consortium, on the one hand, and such Shareholder, on the other hand, will terminate and become of no further force or effect without further action by either of them except for the provisions of Article VI, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination.

Section 6.3 Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition, the rights provided in Section 238 of the Companies Law (2018 Revision) of the Cayman Islands, the fiduciary or other duties of the board of directors of the Company and the internal corporate affairs of the Company.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.3(a), any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.3 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.3(b), any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that if such notice is not received during normal business hours, then on the next Business Day) by delivery in person, by electronic mail with a copy sent by another means specified in this Agreement, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to any part hereto at the following addresses or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 6.4:

if to Tencent, to:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

with copies to:

Tencent Binhai Towers, No.33 Haitian 2nd Road

Nanshan District, Shenzhen

P.R. China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

and

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Frank Sun, Benjamin Su and Terris Tang

Email: Frank.Sun@lw.com; Benjamin.Su@lw.com; Terris.Tang@lw.com

if to Hammer, to:

c/o Hammer Capital Asset Management Limited

Attention: Amanda Chau

Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong

Email: Amanda.chau@hammercapital.hk

with copies to:

c/o Hammer Capital Asset Management Limited

Attention: Compliance Department

Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong

Email: compliance@hammercapital.hk

and

Kirkland & Ellis

Address:       26th Floor, Gloucester Tower, The Landmark

    15 Queen’s Road Central, Hong Kong

Attention:     Nicholas Norris; Daniel Dusek; Xiaoxi Lin

Facsimile:     +852 3761 3301

Email:           nicholas.norris@kirkland.com; daniel.dusek@kirkland.com; xiaoxi.lin@kirkland.com if to the Buyer Consortium, to:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

and

c/o Hammer Capital Asset Management Limited

Attention: Amanda Chau

Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong

Email: Amanda.chau@hammercapital.hk

with copies to:

Tencent Binhai Towers, No.33 Haitian 2nd Road

Nanshan District, Shenzhen

P.R. China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

c/o Hammer Capital Asset Management Limited

Attention: Compliance Department

Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong

Email: compliance@hammercapital.hk

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Frank Sun, Benjamin Su and Terris Tang

Email: Frank.Sun@lw.com, Benjamin.Su@lw.com, Terris.Tang@lw.com

and

Kirkland & Ellis

Address:         26th Floor, Gloucester Tower, The Landmark

        15 Queen’s Road Central, Hong Kong

Attention:       Nicholas Norris; Daniel Dusek; Xiaoxi Lin

Facsimile:       +852 3761 3301

Email:             nicholas.norris@kirkland.com; daniel.dusek@kirkland.com; xiaoxi.lin@kirkland.com if to a Shareholder, at the address set forth opposite such Shareholder’s name on Schedule A hereto.

Section 6.5 Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each member of the Buyer Consortium and each Shareholder.

Section 6.6 Extension; Waiver. The members of the Buyer Consortium acting jointly, on the one hand, and a Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 6.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of each Shareholder or any of its Affiliates, on the one hand, and members of the Buyer Consortium or any of their Affiliates, on the other hand, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by members of the Buyer Consortium and each Shareholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than members of the Buyer Consortium and each Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.10 Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties, provided that each member of the Buyer Consortium may assign its rights (but not obligations) to any its Affiliates without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 6.12 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 6.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.13 Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, each Shareholder is signing this Agreement solely and only in such Shareholder’s capacity as Beneficial Owner of its Covered Shares and, accordingly, (i) the representations, warranties, covenants and agreements made herein by a Shareholder are made solely with respect to such Shareholder and its Covered Shares, (ii) nothing herein shall limit or affect any actions taken by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in his capacity as a director or officer of the Company in any discussions or negotiations with the Buyer Consortium, and (iii) no action taken in good faith by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company) shall be deemed to constitute a breach of this Agreement. Nothing contained herein, and no action taken by such Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any member of the Buyer Consortium any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the relevant Shareholder, and members of the Buyer Consortium shall have no authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, in each case, except to the extent expressly provided herein.

Section 6.15 Costs and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.16 Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Support Agreement to be executed as of the date first written above.

Morespark Limited

By:
Name: Ma Huateng
Title: Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Support Agreement to be executed as of the date first written above.

Hammer Capital Opportunities General Partner
as the general partner of
Hammer Capital Opportunities Fund L.P.

By:
Name: Amanda Chau
Title: Authorised Signatory

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Support Agreement to be executed as of the date first written above.

Bin Li

[Signature Page to Support Agreement]

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Support Agreement dated as of [date], 2019 (the “Agreement”) by and among Morespark Limited, Hammer Capital Opportunities Fund L.P., acting through its general partner Hammer Capital Opportunities General Partner and the Shareholders named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Joinder Agreement, the Transferee agrees as follows:

(a) Acknowledgment. Transferee acknowledges that Transferee is acquiring certain Covered Shares subject to the terms and conditions of the Agreement.

(b) Agreement. Transferee (i) agrees that the Covered Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Shareholder thereunder.

(c) Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

TRANSFEREE

[●]

By:
Name:
Title:

Accepted and Agreed:

Morespark Limited

By:
Name:
Title:

Hammer Capital Opportunities General Partner as the general partner of
Hammer Capital Opportunities Fund L.P.

By:
Name:
Title: Authorised Signatory

Schedule A

Shareholder	Address	Existing Shares	Other Securities	Maximum Rollover Shares
Bin Li, a citizen of the People’s Republic China with identification number 110****1836	Bin Li c/o New Century Hotel Office Tower, 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Email: ir@bitauto.com Fax: +86 (10) 6849-2200	Ordinary Shares: 4,942,779.5 ADSs: 2,500,000	Company Options: 50,000 Company Restricted Share Units: 300,617 Company Convertible Notes: 0	1,488,556

Schedule B

September 12, 2019

The Board of Directors (the “Board”)

Bitauto Holdings Limited

New Century Hotel Office Tower, 10/F

No. 6 South Capital Stadium Road

Beijing 100044

The People’s Republic of China

Dear Directors:

Tencent Holdings Limited, for itself or on behalf of its affiliates (collectively, “Tencent”) and Hammer Capital Opportunities Fund L.P., acting through its general partner Hammer Capital Opportunities General Partner (“Hammer”, together with Tencent, the “Consortium” or “we”) are pleased to submit this preliminary non-binding proposal to acquire all outstanding ordinary shares (the “Shares”) and American depository shares (“ADSs”, each representing one (1) Share) of Bitauto Holdings Limited (the “Company”) not already beneficially owned by members of the Consortium or their affiliates in a going private transaction (the “Transaction”).

Our proposed purchase price for each ADS is US$16 in cash. We believe that our proposal provides an attractive opportunity for the Company’s shareholders. Our proposed purchase price represents a premium of approximately 20.6% to the closing trading price of the ADSs on September 11, 2019, the last trading day prior to the date hereof and a premium of 36.1% to the volume-weighted average closing price during the last 30 trading days.

As of the date of this proposal, we, through our affiliates, have entered into certain support agreements with Mr. Bin Li, JD.com Global Investment Limited (“JD Global”) and Cox Automotive Global Investments, Inc. (collectively, the “Supporting Shareholders” and each, a “Supporting Shareholder”), who collectively beneficially own more than 48.5% of the total issued and outstanding Shares based on the Company’s public filings, pursuant to which each Supporting Shareholder has agreed to (i) vote all of the Shares and ADSs beneficially owned by it in favor of the Transaction and against any other transaction in competition or inconsistent with the Transaction, and, (ii) in the case of Mr. Bin Li and JD Global (collectively, the “Rollover Shareholders” and each a “Rollover Shareholder”), roll over some of its existing equity in the Company for the purposes of funding the Transaction.

Tencent currently beneficially owns 5,482,683 Shares, representing approximately 7.81% of the total issued and outstanding Shares. Hammer does not beneficially own any Share or ADS as of the date of this proposal.

The principal terms and conditions upon which the Consortium is prepared to pursue the Transaction are set forth below.

1.

Purchase Price. We propose to acquire all of the outstanding Shares and ADSs, other than those beneficially owned by the Supporting Shareholders and to be rolled over for the purposes of funding the Transaction and those beneficially owned by us, at a purchase price equal to US$16 per Share (or the equivalent amount per ADS, as the case may be), in cash, based on the Company’s share capital set forth in the Company’s public filings.

2.

Financing. We intend to finance the Transaction with a combination of new and rollover equity capital funded by members of the Consortium or their affiliates and the Rollover Shareholders. We do not anticipate requiring debt financing to consummate the Transaction.

3.

Due Diligence. We are prepared to move expeditiously to complete the proposed Transaction as soon as practicable. We have engaged Latham & Watkins LLP as our legal counsel and believe that, with the full cooperation of the Company, we can complete customary commercial, legal, financial and accounting due diligence for the Transaction, in a timely manner and in parallel with discussions on the definitive agreements. We would like to ask the Board to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business subject to a customary form of confidentiality agreement.

4.

Definitive Documentation. Assuming our satisfaction with the results of our due diligence investigation, we are prepared to promptly negotiate and finalize the definitive agreements (the “Definitive Agreements”) providing for the Transaction and for the rollover by Tencent and the Rollover Shareholders. This proposal is subject to the execution of the Definitive Agreements. We expect that such Definitive Agreements with respect to the Transaction will contain representations, warranties, covenants and conditions which are typical, customary and appropriate for transactions of this type.

5.

Process. We believe the Transaction will provide superior value to the Company’s public shareholders. We recognize that the Board will evaluate the Transaction independently before it can make its determination to endorse it. Given the involvement of Tencent and the Supporting Shareholders, we expect that the independent, disinterested members of the Board will proceed to consider the proposed Transaction. In considering this proposal, you should be aware that we are interested only in pursuing the Transaction and we do not intend to sell our stake in the Company to any third party.

6.

Possible Unconditional Mandatory General Offer. Based on public filings, the Company currently beneficially owns approximately 43.74% of the total issued shares of Yixin Group Limited (“Yixin”), a company incorporated in the Cayman Islands whose issued shares are currently listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “HKSE”) (stock code: 2858). Upon completion of the Transaction, there will be a change in statutory control in the Company whereby the Consortium will acquire control (as defined under the Hong Kong Code on Takeovers and Mergers (the “Takeovers Code”)) of Yixin. The Consortium, having consulted with the Executive Director of the Corporate Finance Division of the Securities and Futures Commission of Hong Kong ( the “Executive”), will be required to make an unconditional mandatory general offer to all the shareholders and other securities holders of Yixin for all the issued Shares and other securities of Yixin (other than those already owned or agreed to be acquired by the Consortium or parties acting in concert with it) upon completion of the Transaction pursuant to Note 8 to Rule 26.1 of the Takeovers Code (the “Possible Offer”). As part of the arrangements between the Consortium and JD Global in support of the Transaction, the Consortium has also entered into a deed of irrevocable undertaking with JD Financial Investment Limited (“JD Financial”) in connection with the Possible Offer pursuant to which JD Financial has undertaken, among other things, not to accept the Possible Offer in respect of any shares of Yixin owned by it or make any such shares available to acceptance under the Possible Offer provided that the offer price per share for the Possible Offer does not exceed HK$2.00.

In light of the above, please inform the board of directors of Yixin forthwith of the receipt of this letter, the Transaction and the Possible Offer, forwarding the enclosed draft Rule 3.7 Announcement (as defined below) and including the reminders and requests as follows:

The Possible Offer is subject to the Takeovers Code. It is contemplated that an announcement pursuant to Rule 3.7 of the Takeovers Code (the “Rule 3.7 Announcement”) will be issued by Yixin in respect of the Possible Offer shortly after receipt of this letter by the Company, a draft of which is enclosed. The enclosed draft Rule 3.7 Announcement has been submitted to the Executive for its review on a confidential basis. We would like to remind the Company and Yixin generally of the duties and obligations under the Takeovers Code, the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and applicable laws and regulations in relation to the Possible Offer. In particular, Rule 1.4 of the Takeovers Code stresses the vital importance of secrecy before any announcement is made. In addition, following the receipt of this letter, it may be necessary for Yixin to consider maintaining a suspension of trading in Yixin’s shares on the HKSE pending the release of the Rule 3.7 Announcement. To the extent Yixin is reasonably able to do so, we would expect Yixin to consult with us as to the timing and content of any announcement to be made by Yixin in relation to the Possible Offer.

7.

Confidentiality. Tencent will, as required by law, promptly file an amendment to its Schedule 13D to disclose this proposal. However, we are sure you will agree with us that it is in all of our interests to ensure that we proceed in a confidential manner, unless otherwise required by law, until we have executed Definitive Agreements or terminated our discussions.

8.

No Binding Commitment. This proposal is not a binding offer, agreement or an agreement to make a binding offer. This letter is a preliminary indication of interest by the Consortium and does not contain all matters upon which agreement must be reached in order to consummate the proposed Transaction, nor does it create any binding rights or obligations in favor of any person. A binding commitment will result only from the execution of Definitive Agreements, and then will be on the terms and conditions provided in such documentation.

In closing, the Consortium would like to express its commitment to working together to bring this proposed Transaction to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

Sincerely,

TENCENT HOLDINGS LIMITED

By:
Name:	Ma Huateng
Title:	Chairman of the Board of Directors

[Signature Page to Non-binding Proposal]

Hammer Capital Opportunities General Partner as the general partner of Hammer Capital Opportunities Fund L.P.

By:
Name:	Amanda Chau
Title:	Authorised Signatory

[Signature Page to Non-binding Proposal]

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

The information set out below in this announcement is provided for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for the securities of the Company.

[logo of Yixin]

YIXIN GROUP LIMITED

易鑫集團有限公司

(incorporated in the Cayman Islands with limited liability and carrying on business in Hong Kong as “Yixin Automotive Technology Group Limited”)

(Stock Code: 2858)

INSIDE INFORMATION

ANNOUNCEMENT PURSUANT TO RULE 3.7 OF THE TAKEOVERS CODE

(1) NON-BINDING PROPOSAL LETTER RECEIVED BY THE CONTROLLING SHAREHOLDER OF THE COMPANY

(2) POSSIBLE UNCONDITIONAL MANDATORY CASH OFFER TO ACQUIRE ALL THE ISSUED YIXIN SHARES AND OTHER SECURITIES OF THE COMPANY (OTHER THAN THOSE ALREADY OWNED OR AGREED TO BE ACQUIRED BY THE CONSORTIUM OR PARTIES ACTING IN CONCERT WITH IT)

[AND

(3) RESUMPTION OF TRADING]

This announcement is made by the Company pursuant to Rule 3.7 of the Takeovers Code, Rule 13.09 of the Listing Rules and the Inside Information Provisions under Part XIVA of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

NON-BINDING PROPOSAL LETTER RECEIVED BY THE CONTROLLING SHAREHOLDER OF THE COMPANY

The Board has been notified by Bitauto, the controlling shareholder of the Company, that its board of directors received the Proposal Letter from the Consortium in relation to the Proposed Transaction on [•] 2019. The Proposed Transaction is subject to the execution of definitive agreements between the Consortium and Bitauto. For details of the Proposed Transaction, please refer to the announcement of Bitauto dated [•] 2019 which can be retrieved from [link].

In the event that the Proposed Transaction materializes, there will be a change in statutory control in Bitauto upon completion of the Proposed Transaction whereby the Consortium will acquire control (as defined under the Takeovers Code) of the Company. The Consortium, having consulted with the Executive, will be required to make the Possible Offer to the Shareholders and other securities holders of the Company for all the issued Yixin Shares and other securities of the Company (other than those already owned or agreed to be acquired by the Consortium or the parties acting in concert with it) upon completion of the Proposed Transaction pursuant to Note 8 to Rule 26.1 of the Takeovers Code.

According to the Proposal Letter, the Consortium proposes to acquire the outstanding Bitauto Shares and ADSs at a non-binding purchase price equal to US$[●] per Bitauto Share (or the equivalent amount per ADS, as the case may be) in cash. Such purchase price is subject to change and the final purchase price may be a higher or lower amount. The offer price for the Yixin Shares under the Possible Offer shall be determined in accordance with the applicable requirements under the Takeovers Code by applying the Pacpo Formula in Practice Note 19 issued by the Executive. Such determination will take into account, among other things, the net asset value (after deduction of non-controlling interest) of each of Bitauto and the Company which are subject to adjustments and verification by the financial advisor to the Proposed Offeror and the final offer price for the Proposed Transaction. The offer price for the Yixin Shares under the Possible Offer will be confirmed and announced by the Proposed Offeror in the announcement of a firm intention to make an offer under Rule 3.5 of the Takeovers Code.

[As informed by Bitauto, the Proposal Letter is non-binding in nature and no decisions have been made with respect to Bitauto’s response to the Proposal Letter, and there is no assurance that any definitive offer will be made, that any definitive agreement will be executed or that the Proposed Transaction will be approved or consummated.]

SUPPORT AGREEMENT AND IRREVOCABLE UNDERTAKING

The Board has been informed that the Consortium has entered into certain support agreements in connection with the Proposed Transaction with certain shareholders of Bitauto, including JD Global. Pursuant to the Support Agreement, JD Global has agreed to (i) vote all of the Bitauto Shares and ADSs beneficially owned by it in favour of the Proposed Transaction and against any other transaction in competition or inconsistent with the Proposed Transaction; and (ii) roll over a maximum of [15.0]% of the total issued and outstanding Bitauto Shares (excluding any treasury shares) in the Proposed Transaction. To the best knowledge of the Board, as of the date of this announcement, JD Global beneficially owns approximately [25.1]% of the total issued and outstanding Bitauto Shares (excluding any treasury shares).

The Board has been informed that, as part of the arrangements between the Consortium and JD Global in support of the Proposed Transaction, the Consortium also entered into the Irrevocable Undertaking with JD Financial on [●] 2019 in connection with the Possible Offer. As of the date of this announcement, JD Financial beneficially owns 684,283,320 Yixin Shares, representing approximately 10.74% of the total issued Yixin Shares.

Pursuant to the terms of the Irrevocable Undertaking:

(1)	JD Financial has undertaken that, among other things:

a.

it will not accept the Possible Offer in respect of any of the Yixin Shares owned by it or make any of the Yixin Shares owned by it available for acceptance under the Possible Offer, provided that the offer price per Yixin Share for the Possible Offer does not exceed HK$2.00;

b.

it will not, during the period between the date of the Irrevocable Undertaking and the earlier of (i) the end of the offer period of the Possible Offer and (ii) the termination of the Irrevocable Undertaking in accordance with its terms, sell, transfer, charge, create or permit to subsist any encumbrances over or otherwise dispose of, directly or indirectly, all or any of the Yixin Shares owned by it or any interest therein, or, except with the prior written consent of the Consortium or the Proposed Offeror, purchase, acquire or otherwise deal or undertake any dealing or make an offer to acquire or deal in any Yixin Shares or other securities of the Company (or any interest therein), provided that if the offer price per Yixin Share for the Possible Offer exceeds HK$2.00, the undertaking under this paragraph shall immediately cease; and

[Signature Page to Non-binding Proposal]

c.

subject to (i) the Consortium or parties acting in concert with it becoming and remaining as the controlling shareholder(s) of the Company, (ii) it and/or its close associates remaining as a substantial shareholder of the Company and (iii) completion of the Possible Offer, it and its close associates (except for those close associates not controlled by JD Financial, in which case JD Financial has undertaken to use all reasonable endeavours to procure that such close associates) will not acquire any Yixin Shares or voting rights in the Company without the prior written consent of the Consortium or the Proposed Offeror, if:

i.	the Company is already in breach of the minimum public float requirement under the Listing Rules as imposed by the Stock Exchange from time to time; or

ii.	such acquisition will result in a breach by the Company of the minimum public float requirement under the Listing Rules as imposed by the Stock Exchange from time to time.

(2)	JD Financial’s undertakings will terminate immediately upon the earliest occurrence of:

a.

the joint announcement to be published by the Proposed Offeror and the Company pursuant to Rule 3.5 of the Takeovers Code in respect of the Possible Offer failing to be published by the date falling nine (9) months after the date of the Irrevocable Undertaking;

b.	the termination of the Support Agreement in accordance with its terms on grounds other than the consummation of the Proposed Transaction;

c.	the parties to the Irrevocable Undertaking having agreed in writing to terminate the Irrevocable Undertaking;

d.

the date on which the Consortium informs Bitauto in a joint written notice, or publicly discloses, that it has made a decision to terminate or rescind, or discontinue its pursuit of the Proposed Transaction; and

e.	the Proposed Transaction having lapsed or been terminated for any other reason.

[RESUMPTION OF TRADING

At the request of the Company, trading in the Yixin Shares on the Stock Exchange has been halted with effect from [time] on [●] 2019 pending the release of this announcement. An application has been made by the Company to the Stock Exchange for the resumption of trading in the Yixin Shares on the Stock Exchange with effect from [time] on [●] 2019.]

[Signature Page to Non-binding Proposal]

As the Proposed Transaction may or may not proceed and the Possible Offer for all the issued Yixin Shares and other securities of the Company (other than those already owned or agreed to be acquired by the Consortium or the parties acting in concert with it) may or may not be triggered or made, Shareholders and potential investors are advised to exercise caution when dealing in the Yixin Shares and other securities of the Company.

This announcement is made by the Company pursuant to Rule 3.7 of the Takeovers Code, Rule 13.09 of the Listing Rules and the Inside Information Provisions under Part XIVA of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

NON-BINDING PROPOSAL LETTER RECEIVED BY THE CONTROLLING SHAREHOLDER OF THE COMPANY

The Board has been notified by Bitauto, the controlling shareholder of the Company, that its board of directors received the Proposal Letter from the Consortium in relation to the Proposed Transaction on [●] 2019. The Proposed Transaction is subject to the execution of definitive agreements between the Consortium and Bitauto. For details of the Proposed Transaction, please refer to the announcement of Bitauto dated [●] 2019 which can be retrieved from [link].

As of the date of this announcement:

i.

[Tencent and parties acting in concert with it (excluding Bitauto) are interested in (a) [5,482,683] Bitauto Shares, representing approximately [7.81]% of the total issued and outstanding Bitauto Shares (excluding any treasury shares); and (b) [1,312,059,280] Yixin Shares, representing approximately [20.59%] of the total issued Yixin Shares];

ii.	[Hammer Capital and parties acting in concert with it are interested in [94,345,790] Yixin Shares, representing approximately [1.48%] of the total issued Yixin Shares]; and

iii.

Bitauto owns, directly or indirectly, [2,786,836,570] Yixin Shares, representing approximately [43.74]% of the total issued Yixin Shares. In addition, Bitauto controls the voting rights attached to an additional [627,632,248] Yixin Shares, representing approximately [9.85]% of the total issued Yixin Shares, pursuant to a voting proxy agreement entered into between Bitauto, Tencent Holdings and JD.com on 31 October 2017. Accordingly, Bitauto controls, directly or indirectly, the exercise of an aggregate of approximately [53.59]% of the voting rights in the Company.

In the event that the Proposed Transaction materializes, there will be a change in statutory control in Bitauto upon completion of the Proposed Transaction whereby the Consortium will acquire control (as defined under the Takeovers Code) of the Company. The Consortium, having consulted with the Executive, will be required to make the Possible Offer to the Shareholders and other securities holders of the Company for all the issued Yixin Shares and other securities of the Company (other than those already owned or agreed to be acquired by the Consortium or the parties acting in concert with it) upon completion of the Proposed Transaction pursuant to Note 8 to Rule 26.1 of the Takeovers Code.

According to the Proposal Letter, the Consortium proposes to acquire the outstanding Bitauto Shares and ADSs at a non-binding purchase price equal to US$[●] per Bitauto Share (or the equivalent amount per ADS, as the case may be) in cash. Such purchase price is subject to change and the final purchase price may be a higher or lower amount. The offer price for the Yixin Shares under the Possible Offer shall be

[Signature Page to Non-binding Proposal]

determined in accordance with the applicable requirements under the Takeovers Code by applying the Pacpo Formula in Practice Note 19 issued by the Executive. Such determination will take into account, among other things, the net asset value (after deduction of non-controlling interest) of each of Bitauto and the Company which are subject to adjustments and verification by the financial advisor to the Proposed Offeror and the final offer price for the Proposed Transaction. The offer price for the Yixin Shares under the Possible Offer will be confirmed and announced by the Proposed Offeror in the announcement of a firm intention to make an offer under Rule 3.5 of the Takeovers Code.

Further announcement(s) will be made by the Company if there is any update on the Proposed Transaction and the Possible Offer in compliance with the Listing Rules and/or the Takeovers Code.

[As informed by Bitauto, the Proposal Letter is non-binding in nature and no decisions have been made with respect to Bitauto’s response to the Proposal Letter, and there is no assurance that any definitive offer will be made, that any definitive agreement will be executed or that the Proposed Transaction will be approved or consummated.]

SUPPORT AGREEMENT AND IRREVOCABLE UNDERTAKING

The Board has been informed that the Consortium has entered into certain support agreements in connection with the Proposed Transaction with certain shareholders of Bitauto, including JD Global. Pursuant to the Support Agreement, JD Global has agreed to (i) vote all of the Bitauto Shares and ADSs beneficially owned by it in favour of the Proposed Transaction and against any other transaction in competition or inconsistent with the Proposed Transaction; and (ii) roll over a maximum of [15.0]% of the total issued and outstanding Bitauto Shares (excluding any treasury shares) in the Proposed Transaction. To the best knowledge of the Board, as of the date of this announcement, JD Global beneficially owns approximately [25.1]% of the total issued and outstanding Bitauto Shares (excluding any treasury shares).

The Board has been informed that, as part of the arrangements between the Consortium and JD Global in support of the Proposed Transaction, the Consortium also entered into the Irrevocable Undertaking with JD Financial on [●] 2019 in connection with the Possible Offer. As of the date of this announcement, JD Financial beneficially owns 684,283,320 Yixin Shares, representing approximately 10.74% of the total issued Yixin Shares.

Pursuant to the terms of the Irrevocable Undertaking:

(1)	JD Financial has undertaken that, among other things:

a.

it will not accept the Possible Offer in respect of any of the Yixin Shares owned by it or make any of the Yixin Shares owned by it available for acceptance under the Possible Offer, provided that the offer price per Yixin Share for the Possible Offer does not exceed HK$2.00;

b.

it will not, during the period between the date of the Irrevocable Undertaking and the earlier of (i) the end of the offer period of the Possible Offer and (ii) the termination of the Irrevocable Undertaking in accordance with its terms, sell, transfer, charge, create or permit to subsist any encumbrances over or otherwise dispose of, directly or indirectly, all or any of the Yixin Shares owned by it or any interest therein, or, except with the prior written consent of the Consortium or the Proposed Offeror, purchase, acquire or otherwise deal or undertake any dealing or make an offer to acquire or deal in any Yixin Shares or other securities of the Company (or any interest therein), provided that if the offer price per Yixin Share for the Possible Offer exceeds HK$2.00, the undertaking under this paragraph shall immediately cease; and

[Signature Page to Non-binding Proposal]

c.

subject to (i) the Consortium or parties acting in concert with it becoming and remaining as the controlling shareholder(s) of the Company, (ii) it and/or its close associates remaining as a substantial shareholder of the Company and (iii) completion of the Possible Offer, it and its close associates (except for those close associates not controlled by JD Financial, in which case JD Financial has undertaken to use all reasonable endeavours to procure that such close associates) will not acquire any Yixin Shares or voting rights in the Company without the prior written consent of the Consortium or the Proposed Offeror, if:

i.	the Company is already in breach of the minimum public float requirement under the Listing Rules as imposed by the Stock Exchange from time to time; or

ii.	such acquisition will result in a breach by the Company of the minimum public float requirement under the Listing Rules as imposed by the Stock Exchange from time to time.

(2)	JD Financial’s undertakings will terminate immediately upon the earliest occurrence of:

a.

the joint announcement to be published by the Proposed Offeror and the Company pursuant to Rule 3.5 of the Takeovers Code in respect of the Possible Offer failing to be published by the date falling nine (9) months after the date of the Irrevocable Undertaking;

b.	the termination of the Support Agreement in accordance with its terms on grounds other than the consummation of the Proposed Transaction;

c.	the parties to the Irrevocable Undertaking having agreed in writing to terminate the Irrevocable Undertaking;

d.

the date on which the Consortium informs Bitauto in a joint written notice, or publicly discloses, that it has made a decision to terminate or rescind, or discontinue its pursuit of the Proposed Transaction; and

e.	the Proposed Transaction having lapsed or been terminated for any other reason.

RELEVANT SECURITIES OF THE COMPANY

[In compliance with Rule 3.8 of the Takeovers Code, the relevant securities of the Company in issue as at the date of this announcement comprise (i) [6,371,000,152] Yixin Shares and (ii) outstanding options to subscribe for an aggregate of [210,021,897] Yixin Shares granted under the pre-IPO share option scheme of the Company. Save for the aforesaid, the Company has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the date hereof].

[Signature Page to Non-binding Proposal]

DISCLOSURE OF DEALINGS

For the purpose of the Takeovers Code, the offer period commences on the date of this announcement, being [●] 2019.

Associates (as defined under the Takeovers Code) of the Company and the Consortium (including persons who own or control 5% or more of any class of relevant securities issued by the Company or the Consortium) are hereby reminded to disclose their dealings in the securities of the Company pursuant to the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:

“Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates of an offeror or the offeree company and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than $1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

UPDATES

In compliance with Rule 3.7 of the Takeovers Code, monthly announcement(s) setting out the progress of the Proposed Transaction and the Possible Offer will be made until an announcement of a firm intention to make an offer under Rule 3.5 of the Takeovers Code or of a decision not to proceed with an offer is made.

[RESUMPTION OF TRADING

At the request of the Company, trading in the Yixin Shares on the Stock Exchange has been halted with effect from [time] on [●] 2019 pending the release of this announcement. An application has been made by the Company to the Stock Exchange for the resumption of trading in the Yixin Shares on the Stock Exchange with effect from [time] on [●] 2019.]

As the Proposed Transaction may or may not proceed and the Possible Offer for all the issued Yixin Shares and other securities of the Company (other than those already owned or agreed to be acquired by the Consortium or the parties acting in concert with it) may or may not be triggered or made, Shareholders and potential investors are advised to exercise caution when dealing in the Yixin Shares and other securities of the Company.

[Signature Page to Non-binding Proposal]

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context otherwise requires:

“acting in concert”	has the meaning ascribed thereto in the Takeovers Code

“ADS”	American depositary share of Bitauto, each representing one Bitauto Share

“Bitauto”	Bitauto Holdings Limited, an exempted company organized and existing under the laws of the Cayman Islands the shares of which are listed on the New York Stock Exchange (NYSE: BITA), and the controlling shareholder of the Company

“Bitauto Share(s)”	ordinary share(s) in the share capital of Bitauto

“Board”	the board of Directors

“close associate”	has the meaning ascribed thereto in the Listing Rules

“Company”	Yixin Group Limited ( 易鑫集團有限公司 ), an exempted company with limited liability incorporated under the laws of the Cayman Islands, the shares of which are listed on the Main Board of the Stock Exchange (stock code: 2858)

“Consortium”	Tencent and Hammer Capital

“controlling shareholder”	has the meaning ascribed thereto in the Listing Rules

“Directors”	directors of the Company

“Executive”	the Executive Director of the Corporate Finance Division of the Securities and Futures Commission from time to time or any delegate of such Executive Director

“Hammer Capital”	Hammer Capital Opportunities Fund L.P., an exempted limited partnership organized under the laws of the Cayman Island, the general partner of which is Hammer Capital Opportunities General Partner, which is ultimately beneficially owned by Mr. Rodney Ling Kay Tsang

“Irrevocable Undertaking”	the deed of irrevocable undertaking dated [●] 2019 between the Consortium and JD Financial in connection with the Possible Offer

“JD Financial”	JD Financial Investment Limited, a company incorporated in the British Virgin Islands with limited liability and indirectly wholly owned by JD.com, and a substantial shareholder of the Company

“JD Global”	JD.com Global Investment Limited, a company incorporated in the British Virgin Islands with limited liability and indirectly wholly owned by JD.com

[Signature Page to Non-binding Proposal]

“JD.com”	JD.com, Inc., a company incorporated in the Cayman Islands with limited liability the shares of which are listed on The NASDAQ Global Select Market (JD:NASDAQ GS), and a substantial shareholder of the Company

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Possible Offer”	the possible unconditional mandatory general offer to be made by the Consortium (through the Proposed Offeror) to the Shareholders and other securities holders of the Company for all the issued Yixin Shares and other securities of the Company (other than those already owned or agreed to be acquired by the Consortium or the parties acting in concert with it) upon completion of the Proposed Transaction pursuant to Note 8 to Rule 26.1 of the Takeovers Code

“Proposal Letter”	the non-binding proposal letter dated [●] 2019 received by the board of directors of Bitauto from the Consortium setting out the preliminary key terms of the Proposed Transaction

“Proposed Offeror”	Tencent and Hammer Capital, or a special purpose vehicle to be established by Tencent and Hammer Capital for the purposes of the Possible Offer

“Proposed Transaction”	the possible acquisition by the Consortium and/or their affiliates of all of the outstanding Bitauto Shares and ADSs not already beneficially owned by the Consortium or its affiliates in a going private transaction

“Shareholder(s)”	holder(s) of the Yixin Shares

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“substantial shareholder”	has the meaning ascribed thereto in the Listing Rules

“Support Agreement”	the support agreement dated [●] 2019 between the Consortium and JD Global in connection with the Proposed Transaction

“Takeovers Code”	The Hong Kong Code on Takeovers and Mergers as in force and as amended from time to time

“Tencent”	Morespark Limited, a private company limited by shares incorporated under the laws of Hong Kong and wholly owned by Tencent Holdings, and a substantial shareholder of the Company

“Tencent Holdings”	Tencent Holdings Limited, a company incorporated in the Cayman Islands with limited liability the shares of which are listed on the Main Board of the Stock Exchange (stock code: 700), and a substantial shareholder of the Company

“Yixin Share(s)”	ordinary share(s) in the share capital of the Company

“%”	per cent

[Signature Page to Non-binding Proposal]

By Order of the Board Yixin Group Limited 易鑫集团有限公司 Andy Xuan Zhang Chairman

Hong Kong, [●] 2019

As at the date of this announcement, the Directors are:

Executive Directors	Mr. Andy Xuan Zhang and Mr. Dong Jiang

Non-executive Directors	Mr. James Gordon Mitchell, Mr. Jimmy Chi Ming Lai, Mr. Chenkai Ling and Mr. Huan Zhou

Independent non-executive Director	Mr. Tin Fan Yuen, Mr. Chester Tun Ho Kwok and Ms. Lily Li Dong

All Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement, and confirm, having made all reasonable enquires, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement contained in this announcement misleading.

[Signature Page to Non-binding Proposal]